Exhibit 23.1

[Letterhead of Moss Adams LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3, of our report dated March 3, 2008, on the consolidated statements of financial condition of AmericanWest Bancorporation and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and in our same report, with respect to AmericanWest Bancorporation’s effectiveness of internal control over financial reporting, which report is included in the annual report on Form 10-K of AmericanWest Bancorporation for the year ended December 31, 2007. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/ Moss Adams LLP

Portland, Oregon

May 28, 2008